EXHIBIT 11

                      METROMEDIA INTERNATIONAL GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   YEARS ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1998         1997         1996
                                                                             -----------  -----------  -----------
Income (loss) per common share--Basic (A):
  Continuing operations....................................................  $  (135,986) $  (130,901) $   (72,146)
  Cumulative convertible preferred stock dividend requirement..............      (15,008)      (4,336)          --
                                                                             -----------  -----------  -----------
  Continuing operations attributable to common stock shareholders..........     (150,994)    (135,237)     (72,146)
  Discontinued operations..................................................       12,316      234,036      (38,592)
  Extraordinary items......................................................           --      (14,692)      (4,505)
                                                                             -----------  -----------  -----------
  Net income (loss) attributable to common stock shareholders..............  $  (138,678) $    84,107  $  (115,243)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Weighted average common stock shares outstanding during the period.........       68,955       66,961       54,293
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Income (loss) per common share--Basic:
  Continuing operations....................................................  $     (2.19) $     (2.02) $     (1.33)
  Discontinued operations..................................................         0.18         3.50        (0.71)
  Extraordinary items......................................................           --        (0.22)       (0.08)
                                                                             -----------  -----------  -----------
  Net income (loss)........................................................  $     (2.01) $      1.26  $     (2.12)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

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(A) In calculating diluted earnings per share, no potential shares of common stock are to be included in the computation when a loss from continuing operations available to common stock shareholders exists. For the years ended December 31, 1998, 1997 and 1996, the Company had a loss from continuing operations.